Exhibit 99

Contact:
(Analysts) Matthew Stroud 407-245-6458
(Media) Rich Jeffers 407-245-4189

FOR RELEASE

October 12, 2011

4:30 PM ET

Darden Restaurants, Inc. Announces Agreement with Eddie V’s Restaurants, Inc.

to Purchase Eddie V’s Prime Seafood and Wildfish Seafood Grille

Restaurant Brands

Transaction Adds Leading Luxury Seafood Brands to Darden’s Specialty Restaurant Group, Boosting the Group’s Already Significant Contribution to Long-Term Sales and Earnings Growth

ORLANDO, FL., October 12 – Darden Restaurants, Inc. (NYSE: DRI) and Eddie V’s Restaurants, Inc. today jointly announced a definitive agreement under which Darden has agreed to purchase the Eddie V’s Prime Seafood and Wildfish Seafood Grille restaurant brands, and all related assets for $59 million, in an all cash transaction. The brands will become part of Darden’s Specialty Restaurant Group. Darden expects to complete the transaction by the end of the calendar year.

Eddie V’s currently owns and operates eight Eddie V’s restaurants, three Wildfish restaurants and four Roaring Fork restaurants. (The Roaring Fork brand is not part of the transaction.) Eddie V’s is a leading luxury seafood brand with strong consumer appeal, high average unit volumes and a strong return on invested capital. It was founded in 2000 by Guy Villavaso and Larry Foles. Wildfish, Eddie V’s sister concept, opened its first location in 2005.

“Our Specialty Restaurant Group, which is comprised of The Capital Grille, Bahama Breeze and Seasons 52, has been making an increasingly meaningful contribution to Darden’s sales and earnings growth,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Eddie V’s and Wildfish are an excellent complement to those brands, enabling us to capture incremental guests in an important segment of full-service dining. The Group is now even more strongly positioned to help us achieve competitively superior, long-term profitable sales growth.”

Guy Villavaso and Larry Foles, Eddie V’s founders, stated, “This deal offers tremendous opportunity for our management team and employees, and puts our brands even more firmly on a path to achieving their full potential. For our employees, it means becoming a part of one of the world’s most successful restaurant companies. Darden’s culture and resources will enable Eddie V’s and Wildfish to prosper in a highly competitive industry.”

Gene Lee, president of Darden’s Specialty Restaurant Group commented, “With the addition of the Eddie V’s and Wildfish brands, our Specialty Restaurant Group has an opportunity to achieve meaningful growth in the very attractive luxury seafood category. Guy, Larry and their team have done an outstanding job creating distinctive guest experiences that are comparable to The Capital Grille, but with an emphasis on fresh seafood. Most importantly, these brands have a culture and focus that aligns very nicely with our own, which we believe will be an important factor in our ability to help them grow successfully.”

Highlights

•

Darden has agreed to purchase the Eddie V’s and Wildfish restaurant brands for $59 million; the brands consist of eight current Eddie V’s locations in Arizona, California and Texas; and three current Wildfish locations in Arizona, California and Texas.

•

Including acquisition-related costs and projected operating results at Eddie V’s and Wildfish, the transaction is expected to be neutral to Darden’s diluted net earnings per share for the company’s 2012 fiscal year.

•	Both brands will reside within Darden’s Specialty Restaurant Group, which includes The Capital Grille, Bahama Breeze and Seasons 52.

•

Eddie V’s talented team of leaders, who lead both brands, will join Darden and continue leading the day-to-day operation of the brands. Jim VanDercook, President and CEO of Eddie V’s, will become President of Eddie V’s and Wildfish, and report to Gene Lee, President of Darden’s Specialty Restaurant Group.

•	Guy Villavaso and Larry Foles, Eddie V’s founders, have agreed to provide consulting services for two years.

About Darden

Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 1,900 restaurants that generate more than $7.5 billion in annual sales. Headquartered in Orlando, and employing approximately 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2011, Darden became the first full-service restaurant company ever to be named to the FORTUNE “100 Best Companies to Work For” list. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our ability to close the transaction, the impact of the transaction on our sales and earnings growth, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the successful completion of the proposed transaction in a timely manner, the ability to successfully integrate the new operations into our business following completion of the proposed transaction, food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DRI:G

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